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                                                                   EXHIBIT 10.27

                                   AGREEMENT

     This Agreement is entered into this 8th day of May, 2002 by and between Abaxis, Inc. ("Abaxis") and S.A. Scientific, Inc. ("SAS").

                                    RECITALS

     WHEREAS, SAS and Abaxis have previously entered into an Agreement styled "Terms of Agreement Between Abaxis, Inc. and SA Scientific," in November, 2001, and

     WHEREAS, Idexx Laboratories, Inc. ("Idexx") has instituted a lawsuit against Abaxis and SAS in the United States District Court for the District of Maine, Civil Number 02-69-PH ("the Litigation") in which Idexx has alleged infringement by Abaxis and SAS of U.S. Patents Nos. 4,939,096 and 4,965,187 ("the Idexx Patents In Suit") by reason of the manufacture and sale of certain canine heartworm antigen tests ("the Accused Products"); and

     WHEREAS, SAS sells the Accused Products to Abaxis, who then re-sells them; and

     WHEREAS, Abaxis and SAS have previously retained separate and independent counsel to represent them in the Litigation; and

     WHEREAS, Abaxis and SAS recognize that there could be potential conflicts of interest arising out of joint representation in connection with the Litigation or their relationship to date but that neither has any intent to sue the other and indeed desire to form a lasting business relationship which may include SAS manufacturing other products in the future for Abaxis; and

     WHEREAS, Abaxis and SAS wish to minimize the cost of the Litigation by jointly retaining outside counsel to represent them in the Litigation and to resolve conflicts between them as they relate to the Litigation;

     NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, SAS and Abaxis agree as follows:

     1.   Release of Known Existing Claims   SAS and Abaxis, and each of them,
and their officers, directors, successors, agents and assigns and those in privity with them, hereby release, acquit and discharge each other and their affiliates, attorneys, agents, assigns and those in privity with them of and from any and all presently existing and known claims, demands and/or causes of action growing out of their relationship with each other, including but not limited to their contractual relationship arising out of the November, 2001 Agreement. This release does not release any accounts receivable or amount owing for goods sold by the parties to each other prior to the date of this Agreement.

     2.   Covenant Not to Sue On Claims Arising Out of the Patents In Suit
SAS and Abaxis agree that if Idexx is successful in pursuing claims arising out of the Patents in Suit in the Litigation, and such result is reduced to a final judgment from which not appeal will lie, each will pay one half of whatever judgment may be entered in the Litigation insofar as it relates to damages for infringement of the Patents in Suit. The parties further agree that neither will assert any claim against the other for indemnity or contribution, so long as the other party pays its one half share of any such judgment. In the event one or the other of the parties does not pay its one

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half share of any such damage award and the other party is required to pay all or any part of the other party's half of the judgment, the party paying more than one half of the total judgment shall have a claim against the other for the amount paid in excess of one half of the judgment, and shall also be entitled to attorneys fees and costs incurred in collecting said amount from the other party. If claims other than those related to the Patents In suit are asserted by Idexx in the Litigation, the parties shall consult in good faith as to whether this Agreement shall be amended to include such disputes but neither party shall be required to amend this Agreement for such purpose. The provisions of this paragraph shall apply only to judgments arising out of liability for infringement of the Patents In Suit. The provisions of this paragraph shall not apply to damages for willful infringement or punitive damages.

        3. Joint Representation   Effective May 20, 2002, Abaxis and SAS agree
that they shall hereafter jointly direct who shall act as counsel of record for Abaxis and SAS. After May 20, 2002, unless and until otherwise jointly directed by Abaxis and SAS, the law firm of Workman, Nydegger & Seeley (Brent Lorimer, Tom Vuksinick, and David Seeley) of Salt Lake City, Utah are jointly authorized and requested by SAS and Abaxis to become lead counsel for both parties in said Lawsuit. Until May 20, 2002, WNS will continue to separately represent Abaxis and will not represent SAS, and Langley & Banack will continue to separately represent SAS and will not represent Abaxis.

        4. Payment for Joint Representation after the Effective Date   Beginning
May 20, 2002, the parties agree to split the cost of joint representation and related costs in the Litigation (including, but not limited to, expert witness fees), on a 50-50 basis. WNS and LB shall submit invoices for joint services to both Abaxis and SAS on a monthly basis, with each to pay one half of the total invoice. In the event SAS or Abaxis fails to pay its one half of invoices for joint work submitted by WNS or LB within 45 days of submission of such invoices, the entire amount of the invoice shall become the joint and several obligation of both SAS and Abaxis, and the affected law firm shall be entitled to collect the entire amount from either party. The party paying more than its one half share of such invoices shall have the right to bring an action against the other party for collection of the amount paid in excess of its one half share, as well as the attorneys' fees and costs associated with such collection efforts. Failure by either party to pay its one half share within 45 days of submission for two consecutive billing cycles shall entitle the affected law firm to terminate representation of that party. Such party consents in advance to withdrawal from representation by the affected law firm. Neither party shall be required to pay for services rendered to the other that are not part of the joint effort to defend the Litigation.

        5. Payment for Services Prior to the Effective Date   Within 90 days
from the date of this Agreement, SAS and Abaxis shall each present to each other copies of the invoices from their respective counsel representing the time and costs incurred in the defense of the Litigation prior to the Effective Date. SAS and Abaxis will, within 30 days of the submission of such invoices, review the same and to the extent one party incurred costs or attorneys' fees which were beneficial to both parties, SAS and Abaxis will adjust their account between them so as to result in a 50-50 bearing of expenses associated with the defense of the Litigation. This Agreement, however, shall have no affect on the obligation of the party who originally retained counsel prior to the Effective Date to pay for services rendered and costs incurred prior to the Effective Date.



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        6. Actual and Potential Conflicts of Interest   In the event that actual
or potential conflicts of interest arise which would render it inappropriate for one law firm to jointly represent both parties, and the conflict is waivable or could be resolved by withdrawing from representation of one of the parties, SAS agrees that WNS may continue to separately represent Abaxis, and Abaxis agrees that LB may continue to separately represent SAS. SAS and Abaxis hereby acknowledge that the potential and actual conflicts arising out of joint representation have been explained to them, that they understand such conflicts, and that to the extent such conflicts are waivable, they are waived, at least insofar as necessary to allow WNS to continue to separately represent Abaxis, and LB to continue to separately represent SAS vis-a-vis Idexx in the Litigation.

        7. Termination of Joint Representation   Nothing herein shall be
construed to prevent any party hereto, WNS or LB from withdrawing from the joint representation contemplated by this Agreement, upon the giving of written notice to the other and to joint counsel. The withdrawing party shall still remain responsible to pay one half of the fees and costs incurred prior to the date of notice. If WNS or LB withdraws from joint representation, SAS agrees that WNS may, in its sole discretion, continue to represent Abaxis vis-a-vis Idexx. Similarly, Abaxis agrees that in such event LB may, in its sole discretion, continue to represent SAS vis-a-vis Idexx.

        8. Arbitration of Disputes   Any dispute that may hereafter arise
relating to the meaning, scope, or enforcement of this Agreement shall be subject to mediation by a mediator jointly selected by the parties. If mediation is not successful, any disputes arising hereunder shall be subject to binding arbitration by a single arbitrator jointly selected by the parties. Such arbitration shall not be undertaken under the more formal and more expensive guidelines of the American Arbitration Association. If the parties are unable to agree to an arbitrator, such arbitrator shall be selected by Brent Lorimer and Peter Kilpatrick. Such arbitration shall be conducted at a neutral location and shall be conducted as expeditiously as possible, with the costs of arbitration to be split equally between the parties. The arbitrator shall at the earliest convenient time set a meeting to discuss the logistics of the arbitration and shall render a decision not more than 30 days following the hearing of the matter.

        9. Benefit of Counsel   Each party acknowledges that it has had the
benefit of counsel in reviewing and approving this Agreement, and that neither party shall be construed as the sole draftsman of the Agreement.

        10. Prior November, 2001 Agreement   Notwithstanding the foregoing,
unless clearly stated to the contrary and until a new business agreement is executed, nothing in this Agreement shall supercede the provisions of the November 2001 Agreement.

        11. Binding Effect   This Agreement shall be binding upon and inure to
the benefit of the parties hereto.

        12. Waiver   The waiver, express or implied, by either party of any
right hereunder or of any future to perform or breach hereof by the other party shall not constitute or be deemed a waiver of any other right hereunder or of any other failure to perform or breach hereof by the other party, whether of a similar or dissimilar nature.

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        13. Severability   If any part of this Agreement shall be determined to
be illegal, invalid or unenforceable, that part shall be severed from the Agreement and the remaining parts shall be valid and enforceable, so long as the remaining parts continue to fulfill the original intent of the parties.

        14. Consideration   The parties hereto acknowledge that this Agreement
is supported by adequate consideration and that such consideration has been received.

        15. Counterparts   This Agreement may be executed in counterparts, each
of which shall be considered an original.


Dated and signed this 8th day of May, 2002.


ABAXIS, INC.                                  SA SCIENTIFIC


/s/ CLINT SEVERSON                            /s/ HARBI SHADFAN
-----------------------------------           ----------------------------------
Clint Severson                                Harbi Shadfan
President                                     President


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